CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-272025-02 on Form S-3 of our report dated February 20, 2025, relating to the consolidated financial statements of CenterPoint Energy Houston Electric, LLC and subsidiaries appearing in this Annual Report on Form 10-K of CenterPoint Energy Houston Electric, LLC for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas
February 20, 2025